PEPPER, HAMILTON & SCHEETZ
                     Attorneys at Law
                  3000 Two Logan Square
               Eighteenth and Arch Streets
           Philadelphia, Pennsylvania 19103-2799


						December 31, 1996

Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA 19341

	Re:	Registration Statement on Form S-3

Gentlemen:

		You have requested our opinion, as special counsel for Intelligent Electronics, Inc., a Pennsylvania corporation (the "Company") in connection with a registration statement on Form S-3 (the "Registration Statement") which is being filed by the Company under the Securities Act of 1933, as amended (the "Act") with the Securities and Exchange Commission on or about the date hereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

	 	The Registration Statement covers the resale by the Selling Shareholders of 1,220,152 shares of Common Stock (the "Shares").

		We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based upon such examination, it is our opinion that the Shares have been validly issued and are fully paid and nonassessable.

		We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Opinions" in the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,

                                   PEPPER, HAMILTON & SCHEETZ

                                   By:  /s/ Robert A. Friedel
                                       ---------------------
                                       A Partner